Exhibit 99.3

OFFER TO EXCHANGE

Pass Through Certificates, Series 2015-1,

which have been registered under the

Securities Act of 1933, as amended,

for any and all outstanding

Pass Through Certificates, Series 2015-1,

of

LATAM Airlines Group S.A.

                    , 2016

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are enclosing herewith an offer by LATAM Airlines Group S.A. (the “Company”) to exchange (the “Exchange Offer”) registered Class A Pass Through Certificates (the “New Class A Certificates”) and Class B Pass Through Certificates (the “New Class B Certificates”), Series 2015-1 (collectively, the “New Certificates”) for any and all of its outstanding Class A Pass Through Certificates and Class B Pass Through Certificates, Series 2015-1, respectively (collectively, the “Old Certificates”), upon the terms and subject to the conditions set forth in the accompanying prospectus, dated                     , 2016 (the “Prospectus”), and related Letter of Transmittal and instructions thereto (the “Letter of Transmittal”). All capitalized terms used but not defined herein shall have the meanings given to them in the Prospectus, unless the context otherwise indicates.

A Letter of Transmittal is being circulated to holders of Old Certificates with the Prospectus. Holders may use it to effect valid tenders of Old Certificates. The Exchange Offer also provides a procedure for holders to tender the Old Certificates by means of guaranteed delivery.

Based on interpretations by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that the New Certificates issued pursuant to the Exchange Offer in exchange for Old Certificates may be offered for resale, resold or otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the holder is acquiring such New Certificates in its ordinary course of business, (ii) such holder has no arrangements or understanding with any person to participate in the distribution of the Old Certificates or New Certificates, (iii) such holder is not an “affiliate” of ours or any Trustee within the meaning of Rule 405 under the Securities Act and (iv) if such holder is not a broker-dealer, it is not engaged in and does not intend to engage in, the distribution of the New Certificates. Holders of Old Certificates wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

Notwithstanding registration under the Securities Act, the New Class B Certificates will be subject to certain transfer restrictions for so long as they are outstanding and each Holder of any such Certificate will be deemed to have made certain representations, acknowledgements and agreements. See the section “Certain ERISA Considerations” in the Prospectus.

Each broker-dealer that receives New Certificates for its own account, in exchange for Old Certificates that were acquired as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Certificates. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with the resales of New Certificates received in exchange for Old Certificates. The Company has agreed that, prior to the disposition of Old Certificates by such broker-dealer or for a period of 90 days after the Expiration Date (as defined below), it will make the Prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any such resale. If a broker-dealer would receive New Certificates for its own account in exchange for Old Certificates, where such Old Certificates were not acquired as a result of market-making or other trading activities, such broker-dealer will not be able to participate in the Exchange Offer.

Notwithstanding any other term of the Exchange Offer, the Company may terminate or amend the Exchange Offer as provided in the Prospectus and will not be required to accept for exchange, or exchange New Certificates for, any Old Certificates not accepted for exchange prior to such termination.

The Company reserves the absolute right to reject any and all Old Certificates not properly tendered or any Old Certificates the Company’s acceptance of which would, in the opinion of counsel to the Company, be unlawful.

We are asking you to contact your clients for whom you hold Old Certificates registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Certificates registered in their own names. The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent as described in the Prospectus) in connection with the solicitation of tenders of Old Certificates pursuant to the Exchange Offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any transfer taxes applicable to the tender of Old Certificates to it or its order, except as otherwise provided in the Prospectus or the Letter of Transmittal.

Enclosed is a copy of each of the following documents:

1. The Prospectus.

2. A Letter of Transmittal for your use in connection with the Exchange Offer and for the information of your clients.

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Certificates are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis.

4. A form of letter that may be sent to your clients for whose accounts you hold Old Certificates registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2014, unless extended by the Company (the “Expiration Date”). Old Certificates tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned on any minimum face amount of Old Certificates being tendered. The Exchange Offer is subject to the conditions described under the section “The Exchange Offer – Conditions” in the Prospectus.

To tender Old Certificates in the Exchange Offer, certificates for Old Certificates (or confirmation of a book-entry transfer into the Exchange Agent’s account at The Depository Trust Company of Old Certificates tendered electronically) and a duly executed and properly completed Letter of Transmittal or facsimile thereof, or an Agent’s Message (as defined in the section “The Exchange Offer – Book-Entry Transfer” in the Prospectus) in lieu thereof, together with any other required documents, must be received by the Exchange Agent as indicated in the Prospectus.

If holders desire to tender Old Certificates pursuant to the Exchange Offer and (i) certificates representing such Old Certificates are not immediately available, or (ii) certificates evidencing such Old Certificates or any other required documents cannot be delivered to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (iii) the procedures for book-entry transfer cannot be completed prior to 5:00 p.m., New York

City time, on the Expiration Date, such holders may effect a tender of such Old Certificates in accordance with the guaranteed delivery procedures set forth in the Prospectus under the section “The Exchange Offer – Guaranteed Delivery Procedures.” Holders following the guaranteed delivery procedure must still fully complete, execute and deliver the Letter of Transmittal or facsimile thereof.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Certificates in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable law.

You may obtain additional copies of the enclosed material by contacting the Exchange Agent as follows:

By Mail:

1100 North Market Street

Wilmington, Delaware 19890

Attn: Drew H. Davis

Ref: LATAM Airlines Group S.A. 2015-1 EETC

By Facsimile:

(302) 636-4140

By Telephone:

(302) 636-6182

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE TRUSTEE OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER OR THE SOLICITATION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Very truly yours,

LATAM AIRLINES GROUP S.A.